electroCore Announces Reverse Stock Split

ROCKAWAY, N.J., February 14, 2023 (GLOBE NEWSWIRE) -- electroCore, Inc. (Nasdaq: ECOR) (the “Company”), a commercial-stage bioelectronic medicine and wellness company, today announced a planned reverse stock split of its shares of common stock at a ratio of 1-for-15. The reverse stock split will take effect as of 12:01 a.m. ET, on Wednesday, February 15, 2023, and shares of electroCore will trade on a post-split basis on the Nasdaq Capital Market under the existing trading symbol, “ECOR,” at the market open on February 15, 2023.

At the Company’s special meeting of stockholders held February 13, 2023, stockholders approved an amendment to the Company’s certificate of incorporation to implement a reverse stock split in a range of 1-for-5 to 1-for-50 and granted the board of directors the authority to implement and determine the exact split ratio within such range, which was set by the board at 1-for-15. Following the reverse stock split, the new CUSIP number of the common stock will be 28531P202, with the par value per share of common stock remaining at $0.001. A proportionate adjustment will be made to the per-share exercise prices and number of shares issuable under all outstanding warrants and equity awards.

When the reverse stock split becomes effective, every 15 shares of the Company’s issued and outstanding common stock will be combined into one share of common stock. No fractional shares will be issued in connection with the reverse stock split. Stockholders who would otherwise be entitled to receive a fractional share will instead receive a cash payment based on the closing sales price of the Company’s common stock on the Nasdaq Capital Market on February 14, 2023. Each stockholder’s percentage ownership interest in electroCore will remain unchanged after the reverse stock split (other than the de minimis impact from the elimination of the fractional shares).

The Company is implementing the reverse stock split to seek to increase the price of its common stock on the Nasdaq Capital Market and potentially regain compliance with the minimum bid price requirement of $1.00 per share for a minimum of 10 consecutive trading days, as required for continuing listing of the common stock on the Nasdaq Capital Market pursuant to Nasdaq Listing Rule 5550(a)(2) (the “Bid Price Rule”). The Company has appealed the December 20, 2022, determination letter from the Nasdaq Stock Market LLC (“Nasdaq”) that the common stock has not achieved compliance with the Bid Price Rule. A hearing was held on February 2, 2023, before a Nasdaq Hearings Panel (the “Panel”). While the appeal process is pending, the potential suspension of trading of the common stock by Nasdaq is stayed, a Form 25-NSE will not be filed with the Securities and Exchange Commission, and the common stock continues to trade on the Nasdaq Capital Market until the hearing process concludes and the Panel issues a written decision. The Company has furnished the Panel with a plan to regain compliance, part of which is the implementation of the reverse stock split in order to attempt to regain compliance with the Bid Price Rule and thereby avoid delisting of the common stock from the Nasdaq Capital Market. There can be no assurance that the Panel will grant the Company’s request for a continuing suspension of delisting or continued listing on the Nasdaq Capital Market, nor that the common stock will regain compliance with the Bid Price Rule.

About electroCore, Inc.
electroCore, Inc. is a commercial stage bioelectronic company dedicated to improving outcomes through its non-invasive vagus nerve stimulation (“nVNS”) technology platform. Our focus is the commercialization of medical devices for the management and treatment of certain medical conditions and consumer product offerings utilizing nVNS to promote general wellbeing and human performance in the United States and select overseas markets.

For more information, visit www.electrocore.com.For more information, visit www.electrocore.com.

Forward-Looking Statements

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include, but are not limited to, statements regarding electroCore's business prospects and clinical and product development plans; electroCore’s ability to maintain its listing on Nasdaq; marketability of the Company’s stock post-reverse split; its pipeline or potential markets for its technologies; the timing, outcome and impact of regulatory, clinical and commercial developments; the issuance of U.S. and international patents providing expanded IP coverage; the possibility of future business models and revenue streams from the company’s potential combining of nVNS and smartphone or application-based technologies; the availability and impact of payor coverage, the potential of nVNS generally and gammaCore in particular and other statements that are not historical in nature, particularly those using terminology such as "anticipates," "expects," "believes," "intends," other words of similar meaning, derivations of such words and the use of future dates. Actual results could differ from those projected in any forward-looking statements due to numerous factors. Such factors include, among others, the ability to obtain additional financing necessary to continue electroCore's business, sales and marketing and product development plans, the uncertainties inherent in the development of new products or technologies, the ability to successfully commercialize gammaCore™, competition in the industry in which electroCore operates and general market conditions. All forward-looking statements are made as of the date of this press release, and electroCore undertakes no obligation to update forward-looking statements or to update the reasons why actual results could differ from those projected in the forward-looking statements, except as required by law. Investors should refer to all information set forth in this document and should also refer to the disclosure of risk factors set forth in the reports and other documents electroCore files with the SEC, available at www.sec.gov.

Investors:

Rich Cockrell

CG Capital

404-736-3838

ecor@cg.capital